EXHIBIT 3

AMENDMENT TO THE RIGHTS AGREEMENT

Amendment to the Rights Agreement, dated as of November 13, 2002 (the “Amendment”), by InterTrust Technologies Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company and Fleet National Bank, as initial Rights Agent have heretofore executed and entered into the Rights Agreement, dated June 8, 2001 (the “Agreement”);

WHEREAS, American Stock Transfer and Trust Company has succeeded Fleet National Bank as Rights Agent, effective August 29, 2002;

WHEREAS, pursuant to Section 27 of the Agreement, the Company may from time to time in its sole and absolute discretion supplement or amend the Agreement, and direct the Rights Agent to effect such supplement or amendment, in accordance with the provisions of Section 27 thereof;

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Agreement as set forth herein is necessary and desirable;

NOW, THEREFORE, the Company hereby amends, and directs the Rights Agent to effect the amendment of, the Agreement in the following manner:

Section 1.    Amendment of “Certain Definitions” Section.

(a)  Section 1(a) of the Agreement is hereby amended in its entirety to read as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an “Acquiring Person” inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an “Acquiring Person”; (ii) if, as of the date hereof or prior to the first public announcement of the adoption of this Agreement, any Person is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of additional shares of Common Stock representing 1% or more of the shares of Common Stock then outstanding (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; and (iii) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 15% or more of the shares of Common Stock then outstanding. Notwithstanding anything in this Agreement to the contrary, Sony Corporation of America, Koninklijke Philips Electronics N.V., Fidelio Acquisition Company, LLC, Fidelio Sub, Inc. and their Affiliates and Associates shall not be deemed to be an “Acquiring Person” solely by virtue of executing, or acquiring shares of Common Stock pursuant to, (1) the Agreement and Plan of Merger dated November 13, 2002 (the “Merger Agreement”) by and among Fidelio Acquisition Company, LLC, Fidelio Sub, Inc. and the Company, (2) the Offer (as defined in the Merger Agreement), (3) the Merger (as defined in the Merger Agreement), (4) the Stockholder Agreements (as defined in the Merger Agreement), or (5) the consummation of other transactions contemplated in the Merger Agreement and Stockholder Agreements (as defined in the Merger Agreement), or pursuant to a transfer of such Common Stock to a direct or indirect wholly owned Subsidiary of one or more such Persons (each of the foregoing, an “Exempt Event”). For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date hereof.

(b)  The definition of “Distribution Date” in Section 1(i) of the Agreement shall be modified and amended by adding the following sentence to the end thereof:

No Exempt Event shall cause a Distribution Date.

(c)  The definition of “Flip-In Event” in Section 1(o) of the Agreement shall be modified and amended by adding the following sentence to the end thereof:

No Exempt Event shall cause a Flip-In Event.

(d)  The definition of “Section 11(a)(ii) Date” in Section 1(z) of the Agreement shall be modified and amended by adding the following sentence to the end thereof:

No Exempt Event shall cause a Section 11(a)(ii) Date.

(e)  The definition of “Stock Acquisition Date” in Section 1(bb) of the Agreement shall be modified and amended by adding the following sentence to the end thereof:

No Exempt Event shall cause a Stock Acquisition Date.

Section 2.    Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.

Section 3.    Effectiveness. This Amendment shall be effective as of the date first written above, and except as set forth herein, the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

Section 4.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 5.    Capitalized terms used herein and not otherwise defined or amended pursuant to this Amendment shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the party hereto has caused this Amendment to be duly executed as of the date first written above.

INTERTRUST TECHNOLOGIES CORPORATION

/s/ JOHN AMSTER
Name: John Amster Title: Secretary